EXHIBIT 99.1

IMPORTANT NOTICE
REGARDING RETIREMENT PLAN BLACKOUT
PERIOD AND RESTRICTIONS ON TRADING IN SPARTAN STORES SHARES

TO:	Directors and Executive Officers of Spartan Stores, Inc.
DATE:	February 24, 2006
RE:	Special Blackout Period for Spartan Stores, Inc. Common Stock

          There will be limitations on your ability to trade the Common Stock of Spartan Stores, Inc. (the "Company") during an upcoming special blackout period that will begin at 4:00 PM (Eastern Time) on March 27, 2006 and is expected to end during the week of April 16, 2006 (the "Blackout Period"). In accordance with the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR, during the Blackout Period the Company's directors and executive officers are prohibited from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, shares of the Company's Common Stock acquired in connection with his or her employment as an executive officer or services as a director.

          The special blackout period is being imposed because the Spartan Stores, Inc. Savings Plus Plan and Savings Plus Plan for Union Associates (collectively the "Plans"), are converting to a new service provider. During the conversion process, participants in the Plans will not be able to access their accounts to direct or diversify their investments, obtain loans from the Plans, enroll in the Plans, request changes to compensation deferrals, or obtain distributions from the Plans.

          Prohibited stock transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household). Among other things, these rules prohibit exercising options, selling shares of Company stock acquired pursuant to such options, selling shares of Company stock originally received as a restricted stock unit grant or upon the vesting of a restricted stock unit, or selling shares to cover withholding taxes upon the vesting of restricted stock units. These rules apply in addition to the trading restrictions under the Company's insider trading policy. SEC regulations regarding the Blackout Period restrictions are complex. To avoid any inadvertent violations of the blackout period restrictions, directors and executive officers are required to follow the Company's pre-clearance procedures in connection with any proposed transaction in Company securities.

          You may obtain information regarding the Blackout Period without charge (including information as to whether the blackout period has ended) by contacting:

Kris Johnson, Benefits Manager Spartan Stores, Inc. 850 76th Street, S.W. P.O. Box 8700 Grand Rapids, MI 49518
Telephone:	(616) 878-2882
Fax:	(616) 878-8061